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                                                                   EXHIBIT 10.45

                        SOURCE INTERLINK COMPANIES, INC.
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         This EMPLOYMENT AND NON-COMPETITION AGREEMENT ("Agreement") is made as of March 1, 2004 by and between SOURCE INTERLINK COMPANIES, INC., a Missouri corporation (the "Corporation") and JOHN R. AMANN, a natural person presently residing in the State of Florida ("Executive").

                                   WITNESSETH:

         WHEREAS, The Corporation desires to provide for the employment of Executive and to provide and obtain assurances with respect to such employment, and Executive desires to be employed and desires to obtain and provide such assurances, in each case on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained the adequacy of which is hereby acknowledged, the Corporation and Executive hereby agree as follows.

                                  I. EMPLOYMENT

1.1 The Corporation hereby employs the Executive as Executive Vice President--Sales & Marketing of the Corporation (the "Position"), upon the terms and conditions provided in this Agreement. Executive hereby accepts such employment and agrees (a) to devote all of his working time, attention and energy using his best efforts to the duties of the Position, as well as to any other duties and responsibilities reasonably related to the Position assigned to him from time to time by the Chief Operating Officer of the Corporation (the Executive's "Supervisor") to whom Executive shall be directly accountable, (b) faithfully serve and further the interests of the Corporation in every lawful and ethical way giving honest, diligent and loyal and cooperative service to the Corporation, and (c) to comply with, provide the same are lawful and do not conflict with this Agreement, the Articles of Incorporation, Bylaws and all rules and policies which, from time to time may be adopted by the Corporation, including without limitation, those rules and policies regarding disclosure of information concerning the Corporation, its business, affairs, plans or customers.

1.2 Executive warrants and represents to the Corporation that he is not now under any obligation to any person or entity nor does he have any other interests which are inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of any of the covenants herein or any duties or responsibilities of the Position and he agrees to and shall indemnify and hold the Corporation harmless from and against any claim, loss, damage, liability, cost or expense including, without limitation, reasonable attorneys' fees which may be asserted against the Corporation or any of its executives arising out of or in connection with any alleged breach or violation of this representation and warranty.

                             II. TERM OF EMPLOYMENT

2.1 The term of Executive's employment under this Agreement shall extend from March 1, 2004 through January 31, 2007 (the "Expiration Date"), at which time the obligation of the Corporation to pay further compensation, bonuses or provide fringe benefits to Executive shall cease; provided however that all other obligations of the parties hereunder (including the



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obligation of the Corporation to pay to Executive Base Compensation and bonuses earned by Executive through the date of such expiration) of either party to the other party at the time of such expiration shall not be affected by such expiration. Such term of employment may only be terminated prior to expiration of such term at any time upon the earlier occurrence of any of the following events:

(a) By mutual written consent of the Corporation and Executive, upon such terms and conditions as the parties may agree in writing;

(b) Immediately upon Executive's death, in which case, the obligations of the Corporation to pay further compensation, any bonuses or provide fringe benefits to Executive shall cease as of the date of Executive's death; provided however that all other obligations of the parties hereunder (including the obligation of the Corporation to pay to Executive Base Compensation earned by Executive through the date of Executive's death) of either party to the other party at the time of Executive's death shall not be affected by such termination;

(c) By the Corporation, upon the permanent total Disability (as hereinafter defined) of Executive, in which case the Corporation shall continue to pay, in the manner provided by the Corporation's then current payroll policies, Executive's Base Compensation in effect as of the date of Executive's Disability for the period of three months beginning on the date of termination;

(d) By the Corporation, immediately upon written notice to Executive, for Cause (as hereinafter defined), in which case, the obligations of the Corporation to pay further compensation, bonuses or provide fringe benefits to Executive shall cease as of the date of such notice; provided however that all other obligations of the parties hereunder (including the obligation of the Corporation to pay to Executive Base Compensation earned by Executive through the date of such notice) of either party to the other party at the time of such termination shall not be affected by such termination; and

(e) By the Executive, immediately upon written notice to the Corporation, upon material breach of the this Agreement by the Corporation (including by any attempt to terminate this Agreement, except by mutual agreement with Executive, upon the death or Disability of Executive, or for Cause), in which case, the obligations of the Corporation to pay further compensation, any bonuses or provide fringe benefits to Executive shall cease as of the date of such termination; provided however all other obligations of the parties hereunder of either party to the other party at the time of such termination shall not be affected by such termination; and provided further that, in such event,
         (i) the Corporation shall pay to Executive a sum equal to the greater of (A) the aggregate of Executive's Base Compensation in effect as of the date of such termination payable by the Corporation hereunder for the period from the date of such termination through the Expiration Date and (B) the Executive's Base Compensation in effect as of the date of such termination, (ii) all options to purchase shares of the common stock of the Corporation held by Executive pursuant to a stock option or other incentive compensation plan of the Corporation ("Stock Options") shall be fully vested and exercisable for a period of two business days following the date of such termination, and (iii) the Corporation furnish Executive with medical insurance on terms and conditions as similar as possible to those upon which Executive would be entitled by Section 4.2 hereof to obtain such coverage.



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2.2 For purposes of this Agreement, the following terms have the meanings ascribed thereto below:

(a) The term "Cause" as used in this Agreement shall mean (i) Executive's conviction of a felony which results in the incarceration of Executive for a period of more than thirty (30) days or conviction of a crime involving moral turpitude which causes injury (monetary or otherwise) to the Corporation's public image or reputation or involving fraud or deceit, (ii) the Executive's disclosure to third parties of trade secrets or other confidential and proprietary information related to the business of the Corporation and its subsidiaries in violation of this Agreement, or (iii) the Executive's failure to perform the Executive's duties to the Corporation (other than any such failure resulting from the Executive's incapacity due to Disability) after a written demand for Executive's performance of his duties is delivered to the Executive by the Executive's Supervisor, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not performed his duties, and which performance is not substantially cured by the Executive within ten (10) days of receipt of such demand.

(b) The term "Disability" shall mean Executive's inability through physical or mental illness, to perform a majority of Executive's usual duties for an uninterrupted period of ninety (90) days or more, and shall be deemed to have occurred on the last day of such ninety-day period. The Corporation's option in this regard shall be exercised in writing and mailed or delivered to Executive or Executive's personal representative during the period of such continuing Disability. In the event of a dispute as to whether the Executive is Disabled, the decision of an independent health care professional having not less than five (5) years experience in respect to the condition giving rise to the Disability selected and paid by the Corporation shall be conclusive and binding on the parties, and Executive agrees to submit to such examinations as the health care professional shall deem appropriate and to make the results of such examinations available to the Corporation.

                                III. COMPENSATION

3.1 As compensation for Executive's services under the Agreement and subject to adjustment as provided below, the Corporation shall pay to Executive, commencing on March 1, 2004 and continuing through January 31, 2005 by the Corporation, an annual base rate of compensation (the "Base Compensation") of Two Hundred Fifty Thousand Dollars ($250,000), which Base Compensation shall be payable at such intervals as the Corporation pays its other executive employees, but in any event, not less frequently than semi-monthly. Each fiscal year (commencing after the conclusion of the fiscal year ending January 31, 2005), the Base Compensation shall be increased to an amount equal to 106% of the Base Compensation applicable to the immediately preceding annual period.

3.2 In addition to Executive's Base Compensation, Executive shall be eligible to receive an annual bonus (the "Annual Bonus") each year in an amount calculated in accordance with the procedures set forth on EXHIBIT A attached hereto and made a part hereof by this reference. The Annual Bonus, if earned in accordance with the procedures set forth on EXHIBIT A, shall be due and payable on or before April 30 of each calendar year provided that Executive remains then employed by the Corporation.



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               IV. EXPENSES, FRINGE BENEFITS AND INDEMNIFICATION.

4.1 The Corporation will pay directly, or reimburse Executive, for such items of reasonable and necessary expense as are incurred by Executive in the interest of the business of the Corporation. All such expenses paid by Executive will be reimbursed by the Corporation upon the presentation by Executive of an itemized account of such expenditures, sufficient to support their deductibility to the Corporation for federal income tax purposes (without regard to whether or not the Corporation's deduction for such expenses is limited for federal income tax purposes), within thirty (30) days after the date such expenses are incurred.

4.2 The Corporation will provide Executive with health and life insurance and other fringe benefits on terms and conditions normally accorded the Corporation's executive employees (which may entail employee contributions); provided however, that the foregoing shall not obligate the Corporation to continue any such benefits in force, or to maintain such benefits at their present standards and levels, at any time as to any class of employees. Executive shall also be entitled to participate in all other insurance and retirement plans, retirement benefits, death benefits, salary continuation benefits, stock option and other stock based plans, profit sharing plans and other perquisites and fringe benefits generally available for the executive employees of the Corporation.

4.3 The Corporation will provide paid vacation leave each year in accordance with the Corporation's vacation policy for executive officers.

4.4 The Corporation will pay to Executive an automobile allowance equal to $1,200.00 per month. Executive acknowledges and agrees that such allowance will constitute income to him under the applicable rules and regulations of the Internal Revenue Code of 1986 and that the Corporation has an obligation to withhold taxes from such payment.

                           V. CONFIDENTIAL INFORMATION

5.1 Executive will not, except as authorized by the Corporation, during or at any time after the termination or expiration of Executive's employment with the Corporation, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret, proprietary or confidential information, knowledge or data of the Corporation, any of its subsidiaries or that of third parties obtained by Executive during the period of his employment with the Corporation and such information, knowledge or data includes, without limitation, the following:

(a) Secret, proprietary or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

(b) Secret, proprietary or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or lists of customers; or

(c) Secret, proprietary or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.




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5.2 Executive, upon termination of his employment with the Corporation, or at any other time upon the Corporation's written request, shall deliver promptly to the Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, lists of customers, and all other materials and copies thereof relating in any way to the Corporation's business which contain confidential or proprietary information and which were in any way obtained by Executive during the term of his employment with the Corporation which are in his possession or under his control; and Executive will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his employment.

5.3 The Corporation may notify any person, firm, or corporation employing Executive or evidencing an intention to employ Executive as to the existence and provisions of this Agreement.

5.4 Executive understands and acknowledges that such confidential or proprietary information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret, proprietary or confidential information other than in furtherance of the business of the Corporation would reasonably be expected to result in irreparable harm to the Corporation. In addition to whatever other remedies the non-breaching party and/or its successors or assigns may have at law or in equity, each party specifically covenants and agrees that, in the event of default under or breach of this Agreement, the non-breaching party and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, by the breaching party, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, each of the Corporation and Executive hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement incurred by the non-breaching party, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                          VI. LIMITATION ON COMPETITION

Executive shall not, during the period of employment and for a period of two (2) years after expiration or termination of this Agreement:

6.1 within the United States of America, directly or indirectly as an owner, employee, consultant or otherwise, individually or collectively, acquire an interest in (other than Executive's ownership of not more than 2% of the outstanding equity securities of a publicly-traded Corporation), become an employee of or consultant to a person or entity engaged in the business of (i) designing, manufacturing, marketing or distributing front-end fixtures, shelving or other display racks for use by retail stores or (ii) the third party billing and collecting of rebates for magazines or other products sold at the checkout of mass market retailers or (iii) providing an internet data base or communications network for use by retailers and publishers or manufacturers of confections or mass merchandise or (iv) distribution of magazine or other non-perishable goods or (v) any other activity in which the Corporation is engaged prior to the termination of this Agreement. Executive agrees that the area, in light of the character of the industry, and the duration of this limitation are reasonable under the circumstances, considering Executive's position with the Corporation and other relevant factors, and that in all likelihood this will not constitute a serious handicap to Executive in securing future employment;

6.2 directly or indirectly, either for himself or for any other person or entity, take any action or perform any services which are designed to or in fact call upon, compete for, solicit, divert, or



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take away, or attempt to divert or take away, any of the customers of
Corporation or of any subsidiary of the Corporation; this prohibition includes customers existing at the present time or prospective or past customers solicited, sold to or served by Corporation or any subsidiary of the Corporation during the five (5) years prior to termination or expiration of this Agreement; or

6.3 directly or indirectly, either for himself or for any other person or entity, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by the Corporation or any subsidiary of the Corporation.

6.4 It is further agreed that, if Executive shall violate the foregoing prohibitions, the Corporation shall be entitled to seek specific performance of these covenants, and Executive shall pay all reasonable costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by the Corporation in enforcing the aforesaid covenants if the Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

6.5 Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect provided for hereunder.

                             VII. GENERAL PROVISIONS

         7.1 The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         7.2 Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

         7.3 Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Executive or to Corporation, c/o Source Interlink Companies, Inc. 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134 or such other place as it may subsequently designate in writing.

         7.4 The rights and obligations of each of the parties to this Agreement shall be governed by and interpreted and determined in accordance with the internal laws of the State of Florida excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

         7.5 The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

         7.6 This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

         7.7 The Corporation shall have the right to assign this Agreement to a third party which purchases substantially all of the stock, or substantially all of the assets of the Corporation,



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a subsidiary or affiliated entity of the Corporation, or the surviving entity in a merger or similar corporate event. The Agreement may not be assigned by Executive.

         7.8 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.9 This is the entire and only Agreement between the parties respecting the subject matter hereof, and supercedes all prior agreements, including the Prior Agreement. This Agreement may be modified only by a written instrument executed by all parties hereto.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and Executive has executed this Agreement as of the date first written above.


                                      SOURCE INTERLINK COMPANIES, INC.

                                      By:      /s/James R. Gillis
                                         ---------------------------------------
                                         Name: James R. Gillis
                                         Its:  President

                                      EXECUTIVE

                                               /s/ John R. Amann
                                      ------------------------------------------
                                      John R. Amann



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                                                                       EXHIBIT A

ANNUAL BONUS

The Annual Bonus payable to Employee shall be equal to:

$125,000 (the "Budget Bonus") will be payable if the Corporation's consolidated net income for the fiscal year ("Actual Income") with respect to which the Annual Bonus is to be paid equals or exceeds the Corporation's targeted consolidated net income set forth in the Corporation's budget as approved by the Board of Directors of the Corporation for such fiscal year ("Plan Income"); and

an additional $125,000 shall be payable to Executive on the condition that he meets or exceeds such goals and conditions as may be mutually agreed in writing between Executive and his Supervisor. In the event that Executive and his Supervisor fail to mutually agree on such goals and conditions in writing, no additional bonus shall be payable.





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